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[Sorrento networks logo]

                                                                    News Release

                 SORRENTO NETWORKS ANNOUNCES REVERSE STOCK SPLIT

          Nasdaq Approves Company's Plan To Achieve Equity Requirements

San Diego, CA - Oct. 25, 2002 - Sorrento Networks Corporation (Nasdaq NM: FIBR), a leading provider of metro and regional optical networking solutions, announced today that it its board of directors approved a 1 for 20 reverse stock split, effective Monday, October 28, 2002. The move is aimed at bringing the Company's stock price into compliance with Nasdaq listing requirements.

The Company also announced that Nasdaq Staff has approved the Company's capital restructuring plan for bringing shareholders' equity into compliance with listing requirements. The plan calls for the restructuring of certain financings to equity securities.

According to the Nasdaq Staff, "the Company provided a definitive plan evidencing its ability to achieve and sustain compliance with the Rule, and as such, Staff has determined to grant an extension of time." Pursuant to the extension, the Company will be required to submit to the Nasdaq Staff, by December 9, 2002, a definitive capital-restructuring plan, and to implement the plan by January 8, 2003.

"We are pleased that Nasdaq has granted us the time we need to complete our capital restructuring efforts," said Phil Arneson, Sorrento's Chairman and CEO. "When completed, our restructuring efforts will provide the necessary strength to our balance sheet that can position the Company for continued growth and increased shareholder value," he added.


About Sorrento Networks

Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent



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optical networking solutions for metro and regional applications worldwide.
Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers in the telecommunications, cable TV and utilities markets. The storage area network
(SAN) market is addressed though alliances with SAN system integrators. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.



Forward-Looking Statements

Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) unanticipated technical problems relating to Sorrento Networks' products; (2) Sorrento Networks' ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (3) the greater financial, technical and other resources of Sorrento Networks' many, larger competitors in the marketplace for optical networking products; (4) the Company's ability to fund its operations until such time that revenue and orders improve; (5) the Company's ability to reach a timely agreement with the Series-A preferred stockholders and/or the debenture holders for a capital restructuring; (6) changed market conditions, new business opportunities or other factors that might affect Sorrento Networks' decisions as to the best interests of its shareholders; (7) other risks detailed from time to time in Sorrento Networks' parent corporation's reports filed with the U.S. Securities and Exchange Commission.

Sorrento Contacts
Media Relations
Demetri Elias
(858) 450-4938
delias@sorrentonet.com

Investor Relations
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com